Exhibit 99.1

      Aspen Technology Delivers Thirteen Percent Software License
                Revenue Growth as Key Process Industry
                         Markets Remain Strong

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--Aug. 4, 2004--

    Company announces initiatives designed to generate higher operating margins

    Aspen Technology, Inc. (NASDAQ: AZPN) today reported financial results for its fiscal 2004 fourth quarter and fiscal year ended June 30, 2004.
    Total revenues for the fourth quarter totaled $87.6 million, with software license revenues growing by thirteen percent to $43.5 million and services revenues totaling $44.0 million. Management had previously estimated that total revenues for the fiscal fourth quarter would be in the range of $81 to $83 million and that software license revenues would be in the range of $37 to $39 million. On a Generally Accepted Accounting Principles (GAAP) basis, the company reported a fourth quarter net loss of $41.4 million, or $1.00 per diluted share, which includes one-time charges of $42.8 million. On a pro forma (non-GAAP) basis, excluding these charges, amortization of intangibles, and the preferred stock dividend and discount accretion, the company reported fiscal 2004 fourth quarter net income of $6.6 million, or $0.08 per diluted share.
    The company initiated several actions in the fourth quarter that are expected to lower its quarterly expense run rate to approximately $69 million for the quarter ending September 30, 2004. These actions include the redeployment and reduction of personnel, scaling back investments in certain products, and eliminating certain lease obligations. The company expects to direct a portion of these savings toward additional sales and marketing resources that will be focused on its newer products. Management believes its lower expense base and sharpened focus will position the company to achieve double-digit operating margins for fiscal 2005.
    "The fundamentals of our business continue to remain solid. We delivered our fifth straight quarter of software license growth and, for the first time since June 1998, generated pro forma (non-GAAP) operating margins for the quarter in the double-digits," said David McQuillin, President and CEO of AspenTech. "Our sales were balanced by both industry and product mix, as we experienced strength from each of the chemicals, petroleum, and oil & gas markets. Additionally, our manufacturing/supply chain product line had its strongest performance in the past two years.
    "With the potential approval of the Federal Trade Commission (FTC) settlement, we would remove a major external issue that has distracted us from focusing on our business over the past two years. Our attention has now turned to building on our momentum and increasing our operating margins for fiscal 2005. We indicated at the beginning of this year that we would continue to focus our efforts on bringing all of our products together to provide an integrated solution for the Enterprise Operations Management market. The execution of this integration strategy has enabled us to streamline many of our internal processes to drive costs out of the business, as well as curtail our investment in certain products. These changes will enable us to increase our productivity and efficiency, while driving earnings growth in fiscal 2005."
    During the fourth quarter, the company signed significant software license transactions with Shell Oil, Procter & Gamble, Dupont, Nova Chemicals, INVISTA, Sasol, Jacobs Engineering and BASF.

    Fiscal 2004 Results

    Total revenues for the fiscal year ending June 30, 2004 were $325.7 million, with software license revenues growing by approximately nine percent year-over-year to $152.3 million and services revenue totaling $173.4 million. On a GAAP basis, the company reported a net loss of $35.0 million, or $0.86 per diluted share, as compared to a net loss of $170.0 million, or ($4.42) per diluted share, for fiscal 2003. On a pro forma (non-GAAP) basis, the company reported fiscal 2004 net income of $24.8 million, or $0.31 per diluted share.
    "During fiscal 2004 we increased our pro forma (non-GAAP) operating income to $27.0 million from $2.5 million in fiscal 2003, reduced our debt by over $100 million, and generated $41 million in cash flow from operations," said Charles Kane, Sr. VP & CFO of AspenTech. "This improvement has been the result of software license revenue growth of nine percent, the reduction of total recurring expenses by more than $21 million, and lowering our DSOs for billed receivables in the fourth quarter to 54 days, a 31 day year-over-year improvement. We are extremely pleased with this performance and anticipate that over the next twelve months we will generate significantly higher operating margins and have a debt-free balance sheet by the end of fiscal 2005."
    "I am proud of the dramatic improvements we have made in the financial performance of the company for fiscal 2004," McQuillin said. "As we approach AspenWorld, the process industry conference we host every two years, we are excited about our opportunity to showcase how our new, integrated solutions can help customers improve their business processes and capture significant economic value."

    FTC Settlement

    On July 15, 2004, the company announced that Federal Trade Commission (FTC) commissioners had accepted a Proposed Consent Decree for public comment to settle proceedings regarding its acquisition of Hyprotech. Under the terms of the agreement, AspenTech would agree to sell rights to the Hyprotech product line together with its operator training business to an FTC-approved buyer, but would otherwise retain the rights to continue selling and developing all of the engineering software products it acquired from Hyprotech, excluding the AXSYS product line. Additionally, AspenTech sold its AXSYS product line to Bentley Systems on July 21, 2004.
    The revenue impact from the sale of the operator training business and AXSYS product line is expected to be approximately $20 million, of which approximately $2 million is related to software license revenue. The fiscal 2004 operating income contribution from these businesses was approximately $1.5 million.

    Business Outlook

    For fiscal 2005, the company anticipates that it will generate pro forma (non-GAAP) earnings per share between $0.31 and $0.40 and that it will deliver double-digit operating margins for the full fiscal year. Due to the sale of its operator training business, which consists primarily of implementation services, the company believes that software license revenues will represent a higher percentage of its total revenues in fiscal 2005.

    Conference Call and Webcast

    The company will hold a conference call and webcast to discuss its financial results, business outlook, and related corporate and financial matters, including the previously announced Proposed Consent Decree with the Federal Trade Commission, at 5:00 p.m. eastern time on Wednesday, August 4, 2004. Interested parties may listen to a live webcast of the call by logging on to AspenTech's website: http://www.aspentech.com and clicking on the "Webcast" link under the Investor Relations section of the site. A replay of the call will be archived on AspenTech's website for the next twelve months and will also be available for forty-eight hours via telephone, beginning at 8:00 p.m. eastern time on August 4, 2004, by dialing (800) 642-1687 and entering in confirmation code: 9142321.

    Pro Forma (non-GAAP) Results

    AspenTech reports pro forma financial results, which exclude certain non-operational, non-cash and other specified charges that management generally does not consider in evaluating the Company's ongoing operations. These results are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States (known as "GAAP"). Management believes this pro forma measure helps indicate underlying trends in the Company's business, and uses this pro forma measure to establish budgets and operational goals that are communicated internally and externally, to manage the Company's business and to evaluate its performance. A reconciliation of pro forma to GAAP is included in the attached condensed consolidated financial statements.

    About AspenTech

    Aspen Technology, Inc. provides industry-leading software and implementation services that enable process companies to increase efficiency and profitability. AspenTech's engineering product line is used to design and improve plants and processes, maximizing returns throughout an asset's operating life. Its manufacturing/supply chain product line allows companies to increase margins in their plants and supply chains, by managing customer demand, optimizing production, and streamlining the delivery of finished products. These two offerings are combined to create solutions for enterprise operations management
(EOM), integrated enterprise-wide systems that provide process manufacturers with the capability to dramatically improve their operating performance. Over 1,500 leading companies already rely on AspenTech's software, including Aventis, Bayer, BASF, BP, ChevronTexaco, Dow Chemical, DuPont, ExxonMobil, Fluor, Foster Wheeler, GlaxoSmithKline, Shell, and Total. For more information, visit www.aspentech.com.
    The second, third, fourth, fifth, ninth and tenth paragraphs of this press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statement using the term "will," "should," "could," "anticipates," "believes" or a comparable term is a forward-looking statement. Actual results may vary significantly from AspenTech's expectations based on a number of risks and uncertainties, including: AspenTech's lengthy sales cycle which makes it difficult to predict quarterly operating results; the FTC proceeding challenging AspenTech's acquisition of Hyprotech; fluctuations in AspenTech's quarterly operating results; AspenTech's dependence on customers in the cyclical chemicals, petrochemicals and petroleum industries; AspenTech's ability to raise additional capital as required; AspenTech's ability to integrate the operations of acquired companies; intense competition; AspenTech's need to develop and market products successfully; reliance on relationships with strategic partners; and other risk factors described from time to time in AspenTech's periodic reports and registration statements filed with the Securities and Exchange Commission. AspenTech cannot guarantee any future results, levels of activity, performance, or achievements. Moreover, neither AspenTech nor anyone else assumes responsibility for the accuracy and completeness of any forward-looking statements. AspenTech undertakes no obligation to update any of the forward-looking statements after the date of this press release.
    AspenTech and the Aspen logo are trademarks of Aspen Technology, Inc., Cambridge, Mass.



                        ASPEN TECHNOLOGY, INC.
            CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                 (in thousands, except per share data)

                                      Three Months       Year
                                      Ended              Ended
                                 June 30, June 30, June 30,  June 30,
                                     2004     2003     2004      2003
                                 ----------------- -------------------
REVENUES:
   Software licenses              $43,534  $38,549 $152,270  $139,859
   Service and other               44,029   44,220  173,426   182,862
                                 -------------------------------------
   Total revenues                  87,563   82,769  325,696   322,721
                                 -------------------------------------

COST OF REVENUES:
   Cost of software licenses        3,780    4,179   15,566    13,916
   Cost of service and other       25,210   26,292   99,433   106,868
   Amortization of technology
    related intangible assets       1,790    1,822    7,270     8,219
   Impairment of technology
    related intangible and
    computer software development
    assets                          3,250      496    3,250     8,533
                                 -------------------------------------
   Total cost of revenues          34,030   32,789  125,519   137,536
                                 -------------------------------------

   Gross profit                    53,533   49,980  200,177   185,185

OPERATING COSTS:
   Selling and marketing           28,205   25,243   99,486   105,883
   Research and development        14,561   15,617   59,095    65,086
   General and administrative
    (includes litigation defense
    and settlement costs of
    $5,103, $0, $6,553 and $0 for
    the three months ended June
    30, 2004 and 2003 and twelve
    months ended June 30, 2004
    and 2003, respectively) (2)    12,189    7,222   31,714    28,462
   Long lived asset impairment
    charges                           967        -      967   106,264
   Restructuring charges and FTC
    legal costs                    18,833   18,037   20,833    41,080
                                 -------------------------------------
   Total operating costs           74,755   66,119  212,095   346,775
                                 -------------------------------------

   Income (loss) from operations  (21,222) (16,139) (11,918) (161,590)

   Other income (expense), net        184      154      941      (596)
   Interest income, net               416      155    2,493     1,353
                                 -------------------------------------

   Income (loss) before provision
    for income taxes              (20,622) (15,830)  (8,484) (160,833)

   Provision for income taxes
    (includes write-down of U.S.
    net deferred tax assets of
    $14,625 in the three and
    twelve months ended June 30,
    2004) (2)                      17,351        -   20,206         -
                                 -------------------------------------

     Net income (loss)            (37,973) (15,830) (28,690) (160,833)

    Accretion of preferred stock
     discount and dividend (1)     (3,458)  (2,372)  (6,358)   (9,184)
                                 -------------------------------------

   Net income (loss) applicable
    to common stockholders       $(41,431)$(18,202)$(35,048)$(170,017)
                                 =====================================

EARNINGS PER SHARE:
   Basic and Diluted net income
    (loss) per common share        $(1.00)  $(0.47)  $(0.86)   $(4.42)
                                 =====================================

   Weighted average shares
    outstanding - Basic and
    Diluted                        41,328   39,026   40,575    38,476
                                 =====================================


PRO FORMA (NON-GAAP) EARNINGS PER SHARE:
   Pro forma (non-GAAP) net income excludes Accretion of preferred stock discount and dividend, Amortization of technology related intangible assets, Impairment of technology related intangible assets and computer software development costs, Long lived asset impairment charges, Litigation defense and settlement costs, Restructuring charges and FTC legal costs and the write-down of the U.S. deferred tax assets. Pro forma (non-GAAP) weighted average shares outstanding assumes the conversion of the Series D preferred stock to common stock.

   Net income                      $6,595   $4,525  $24,808    $3,263
                                 =====================================

   Diluted earnings (loss) per
    share                           $0.08    $0.11    $0.31     $0.08
                                 =====================================

   Weighted average shares
    outstanding - diluted          86,976   41,051   80,991    38,476
                                 =====================================

    (1) Detail of this amount is provided on the reconciliation of net income (loss) to pro forma (non-GAAP) net income

    (2) These parenthetical references will not be presented in our Form 10-K.


 Supplemental information -
                                     Three Months       Year
                                      Ended              Ended
                                 June 30, June 30, June 30,  June 30,
                                     2004     2003     2004      2003
                                 ----------------- -------------------

 Reconciliation of income (loss) from operations to pro forma (non-GAAP) income from operations

Income (loss) from operations    $(21,222)$(16,139)$(11,918)$(161,590)
 Adjustments to income (loss)
  from operations
 Amortization of technology
  related intangible assets         1,790    1,822    7,270     8,219
 Impairment of technology related
  intangible and computer
  software development assets       3,250      496    3,250     8,533
 Litigation defense and
  settlement costs, included in
  General and Administrative
  costs                             5,103        -    6,553         -
 Long lived asset impairment
  charges                             967        -      967   106,264
 Restructuring charges and FTC
  legal costs                      18,833   18,037   20,833    41,080
                                 -------------------------------------

 Pro forma (non-GAAP) income from
  operations                       $8,721   $4,216  $26,955    $2,506
                                 =====================================


 Reconciliation of net income
  (loss) to pro forma (non-GAAP)
  net income

Net income (loss) applicable to
 common stockholders             $(41,431)$(18,202)$(35,048)$(170,017)
 Adjustments to net income (loss)
  applicable to common
  stockholders
 Net effect of adjustments to
  income (loss) from operations
  (above)                          29,943   20,355   38,873   164,096
 Preferred stock discount and
  dividend accretion                3,458    2,372   12,810     9,184
 Gain on conversion of Series B
  redeemable preferred stock            -        -   (6,452)        -
 Write-down of U.S. net deferred
  tax assets                       14,625        -   14,625         -
                                 -------------------------------------

 Pro forma (non-GAAP) net income   $6,595   $4,525  $24,808    $3,263
                                 =====================================


                        ASPEN TECHNOLOGY, INC.
                 CONSOLIDATED CONDENSED BALANCE SHEETS
                            (in thousands)

                                                   June 30,  June 30,
                                                       2004      2003
                                                   --------- ---------
ASSETS
Current assets:
   Cash, cash equivalents and short-term
    investments                                    $107,677   $51,567
   Accounts receivable, net                          52,667    77,725
   Unbilled services                                 15,518    15,279
   Current portion of long-term installments
    receivable, net                                  21,475    34,720
   Deferred tax asset                                    31     2,929
   Prepaid expenses and other current assets         10,084    11,581
                                                   --------- ---------

      Total current assets                          207,452   193,801
                                                   --------- ---------

Long-term installments receivable, net               67,724    73,377
Equipment and leasehold improvements, net            18,664    31,158
Computer software development costs, net             15,933    17,728
Intangible assets, net                               34,307    41,279
Purchased intellectual property, net                  1,295     1,861
Deferred tax asset                                    2,492    13,831
Other assets                                          3,158     5,445
                                                   --------- ---------

   Total assets                                    $351,025  $378,480
                                                   ========= =========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Current portion of long-term debt                $58,595    $3,849
   Amount owed to Accenture                               -     8,162
   Accounts payable and accrued expenses             84,584    82,094
   Unearned revenue                                  14,783    20,492
   Deferred revenue                                  33,025    37,266
   Deferred tax liability                               325         -
                                                   --------- ---------
     Total current liabilities                      191,312   151,863
                                                   --------- ---------

Long-term debt, less current maturities               1,952    89,911
Deferred revenue, less current portion                5,363     9,815
Deferred tax liability                                4,220    13,258
Other liabilities                                    10,806    16,009
                                                   --------- ---------

Redeemable preferred stock                          106,761    57,537

Total stockholders' equity                           30,611    40,087
                                                   --------- ---------

   Total liabilities and stockholders' equity      $351,025  $378,480
                                                   ========= =========



    CONTACT: Aspen Technology, Inc.
             Joshua Young, 617-949-1274
             joshua.young@aspentech.com